UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2021

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3730 Kirby Drive, Ste. 1200, Houston, TX 77098
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BLCM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On December 7, 2021, Bellicum Pharmaceuticals, Inc. (the “Company”), closed its previously disclosed private placement of pre-funded warrants to purchase an aggregate of 20,559,210 shares of its common stock and accompanying warrants to purchase an aggregate of 2,055,920 shares of common stock, for gross proceeds of approximately $35.0 million, before deducting placement agent commissions and offering expenses payable by the Company.
Taking into account the proceeds from the private placement and certain other recent developments, the Company believes that, as of the date of this filing, it satisfies the minimum $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market and, as a result, now satisfies the applicable requirements for continued listing on The Nasdaq Capital Market. The Company is awaiting a formal compliance determination from the Nasdaq Listing Qualifications Staff and will provide an update upon receipt of such determination.
The Company’s determination of stockholders’ equity is based on estimates and information available to it as of the date hereof, is not a comprehensive statement of its financial results or position as of or for the quarter ended December 31, 2021, and has not been audited, reviewed or compiled by its independent registered public accounting firm. The Company’s financial closing procedures for the quarter ended December 31, 2021, are not yet complete and, as a result, stockholders’ equity upon completion of its closing procedures may vary from this preliminary estimate, and any such difference may be material.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: December 9, 2021	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer